                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                  FINAL TERMS NO. 1751 DATED 24TH OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 7,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011,
CURRENTLY TOTALING A$ 3,292,908,000.00 (A$ 2,218,883,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the
                                             Government of Queensland

2.        Benchmark line:                    2011
                                             (to be consolidated  and form a
                                             single series with QTC 6% Global
                                             A$ Bonds due 14 June, 2011 ,
                                             ISIN US748305C27)

3.        Specific Currency or Currencies:   AUD ("A$")

4.  (i)   Issue price:                       99.412%%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in
          paid by Issuer:                    respect of the issue of the bond(s)
                                             described in these final terms
                                             (which will constitute a "pricing
                                             supplement" for purposes of any
                                             offers or sales in the United
                                             States or to U.S. persons).
                                             Instead, QTC pays fees

                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

5.        Specified Denominations:           A$1,000

6.  (i)   Issue Date:                        25H October 2007

    (ii)  Record Date (date on and from      6 June/6 December
          which security is Ex-interest):

    (iii) Interest Payment Dates:            14 June/14 December

7.        Maturity Date:                     14 June 2011

8.        Interest Basis:                    6 per cent Fixed Rate

9.        Redemption/Payment Basis:          Redemption at par

10.       Change of Interest Basis or        Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                             all its other unsecured obligations

12.       Method of distribution:            Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:               6 percent per annum payable
                                             semi-annually in arrears

    (ii)  Interest Payment Date(s):          14 June and 14 December in each
                                             year up to and including the
                                             Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating

          interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:           A$1,000 per bond of A$1,000
                                             Specified Denomination (N.B. If the
                                             Final Redemption Amount is
                                             different from 100% of the nominal
                                             value the Notes will be derivative
                                             securities for the purposes of the
                                             Prospectus Directive and the
                                             requirements of Annex XII to the
                                             Prospectus Directive Regulation
                                             will apply and the Issuer will
                                             prepare and publish a supplement to
                                             the prospectus supplement)

15.       Early Redemption Amount(s)         Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                     Permanent Global Note not
                                             exchangeable for Definitive Bonds

17.       Additional Financial Centre(s)     Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or       No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special             Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          24th October 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.       If non-syndicated, name and        Australia and New Zealand Group Ltd
          address of relevant Dealer:        530Collins Street
                                             Melbourne VIC 3000

          Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Additional selling restrictions:   Not Applicable

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                          Bourse de Luxembourg.

(ii)  Admission to trading:             Application has been made for the bonds
                                        to be admitted to trading on the
                                        regulated market of the Bourse de
                                        Luxembourg with effect from the Issue
                                        Date.

2.    RATINGS

      Ratings:                          The bonds to be issued have been rated:

                                        S&P:     AAA
                                        Moody's: Aaa

                                        An obligation rated 'AAA' by S&P has the highest credit rating assigned by
                                        Standard & Poor's. The obligor's
                                        capacity to meet its financial
                                        commitment on the obligation is
                                        extremely strong.

                                        Obligations rated Aaa by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:            See "Use of Proceeds" section in the
                                        prospectus supplement.

(ii)  Estimated net proceeds:           Not Applicable.

(iii) Estimated total expenses:         Not Applicable.

5.    YIELD

      Indication of yield:              6.87%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated on the Trade
                                        Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                        US748305BC27

(ii)  Common Code:                      010926238

(iii) CUSIP Code:                       748305BC2

(iv)  Any clearing system(s) other      Not Applicable
      than Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):

(v)   Delivery:                         Delivery free of payment

(vi)  Names and addresses of            Not Applicable
      additional Paying Agent(s)
      (if any):